Exhibit 10.31

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MASTER LICENSE AGREEMENT

This Master License Agreement (this “Agreement”) is entered into as of August 31, 2009 (“Effective Date”) by and between Oneida Ltd., a Delaware corporation (“Licensor”) and Robinson Home Products Inc., a New York corporation (“Licensee”).

The parties hereto hereby agree as follows:

ARTICLE 1. DEFINITIONS

For purposes of this Agreement:

APPLICABLE ROYALTY RATE. The “Applicable Royalty Rate” for a particular Contract Year or portion thereof shall be determined in the following manner:

(i)	for Core Products: 8% of Net Sales;

(ii)	for Other Products: 6% of Net Sales;

(iii)	for Private Label Products: 3% of Net Sales during the first Contract Year; 3% of Net Sales during the second Contract Year; and 2% of Net Sales thereafter; and

(iv)	for Luxury Branded Products: 2% of Net Sales.

CHANGE-OF-CONTROL. A “Change-of-Control” of a party to this Agreement shall be deemed to have occurred, (i) upon consummation of the sale or disposition by the subject party of all or substantially all of the assets of the subject party other than to one or more of the subject party’s affiliates; (ii) if any person or group of persons, other than the subject party or any of its affiliates, becomes the beneficial owner, directly or indirectly, of securities of the subject party representing fifty one percent (51%) or more of the total voting power represented by the subject party’s then outstanding voting securities; or (iii) upon the consummation of a merger or consolidation of the subject party with any other corporation, entity or person, other than a merger or consolidation which would result in the voting securities of the subject party outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty one percent (51%) of the total voting power represented by the voting securities of the subject party or such surviving entity outstanding immediately after such merger or consolidation.

CONSUMER DIRECT CHANNELS. “Consumer Direct Channels” shall mean direct consumer sales only through Licensor-owned channels incorporating the Oneida name, including the Licensor’s internet site (Oneida.com) or other Licensor-owned or controlled web sites, Licensor-owned retail outlets, Licensor’s catalog, Licensor’s call center, and any other Licensor-owned direct to consumer sales channels.

CONTAINED PRODUCTS. “Contained Products” shall mean those products falling within the categories included in Core Products and Other Products, but that do not bear a Trademark.

CONTRACT YEAR. “Contract Year’’ shall mean each calendar year during the Term of this Agreement.

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CORE PRODUCTS. “Core Products” shall mean flatware, dinnerware, kitchen gadgets, tools, barware and cutlery bearing a Trademark.

DEFAULT RATE. “Default Rate’ shall mean a floating rate equal to the lesser of (i) the rate three hundred (300) basis points above the Prime Rate; or (ii) the highest rate permitted under applicable law.

EXCLUDED INVENTORY. “Excluded Inventory” shall have the meaning set forth in the Purchase Agreement.

GAAP. “GAAP” shall mean generally accepted accounting principles, applied from time to time on a basis consistent with the basis on which the audited financial statements of Licensee are prepared from time to time.

INTELLECTUAL PROPERTY. “Intellectual Property” shall mean Product Rights and Trademarks as defined herein.

LUXURY BRANDED PRODUCTS. “Luxury Branded Products” shall mean high quality flatware and dinnerware sold by Licensee under a brand name owned by a third party (other than the retailer purchasing the flatware and dinnerware) and licensed by Licensee.

MARKET. The “Market” shall be the retail trade channel, including all sales that are intended for ultimate sale to retail consumers, but excluding Consumer Direct Channels, located in the United States of America and its possessions and unincorporated territories specifically excluding any foodservice and/or institutional channels of trade, which shall include, but not be limited to, restaurants, hotels, caterers, casinos, cruise ships, country clubs, schools, hospitals, prisons, foodservice distributors and dealers, and cash-and-carry venues which are limited to restaurant, hotel, or institutional use.

MINIMUM ANNUAL ROYALTY. The “Minimum Annual Royalty” shall apply to all Royalties and be Five Million Five Hundred Thousand Dollars ($5,500,000) for the first Contract Year, and shall be increased or decreased for each succeeding Contract Year in proportion to the annual change indicated on The Bureau of Economic Analysis National Income and Product Accounts Table “Percent Change from Preceding Period in Real Gross Domestic Product” for the most recently ended Contract Year. Subject to Section 5.11, the Minimum Annual Royalty shall (i) not be adjusted below $5,500,000; and (ii) shall be pro-rated for partial Contract Years.

MINIMUM ANNUAL OTHER PRODUCT ROYALTY. Each category of Other Products shall have a minimum royalty of $100,000 per Contract Year; provided, however, that the minimum royalty for cookware products and the minimum royalty for bakeware products, in each class, shall be the lesser of $100,000 or the guaranteed minimum in the existing cookware and bakeware license in place on the Effective Date (together the “Minimum Annual Other Product Royalty”). Each such minimum royalty shall become effective when the parties agree in writing that a category of Other Products has been activated under this Master License. The Minimum Annual Other Product Royalty shall be increased or decreased for each succeeding Contract Year in proportion to the annual change indicated on The Bureau of Economic Analysis National Income and Product Accounts Table “Percent Change from Preceding Period in Real Gross Domestic Product” for the most recently ended Contract Year. Subject to Section 5.11, the

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Minimum Annual Other Product Royalty per Other Product (i) shall not be adjusted below the Minimum Annual Other Product Royalty, and (ii) shall be pro-rated, per category, for partial Contract Years.

NET SALES. The “Net Sales” for a particular period shall be the dollar amount of the gross sales of Products to customers by Licensee (and any affiliate of Licensee) for such period, less (i) shipping and transport expenses, insurance and delivery costs and duties and taxes (to the extent that any of such items is reflected on the invoice for any of such Products or is otherwise charged to any customer); (ii) discounts and allowances actually given for volume purchases, advertising, trade promotion, or other accommodations (not to exceed eleven and one-half percent (11.5%); and (iii) allowances actually given for returns or defective merchandise when the treatment of defective merchandise is not included as part of the customer’s allowance program as provided for in (ii) above. Sales between Licensee and any affiliate shall be on an arms’-length basis which Licensor shall have sole discretion to determine, which determination shall be reasonable and made in good faith. Net Sales shall exclude Licensee’s sale of Products to Licensor, and no royalty shall be payable by Licensee to Licensor on Products sold to Licensor.

O.E.M. PRODUCTS. “O.E.M. Products” mean flatware and dinnerware products which Licensee manufacturers, distributes and sells to a third party(ies) for further distribution and sale under the third party(ies)’s brand name.

OTHER PRODUCTS. “Other Products” shall mean goods other than Core Products bearing a Trademark and listed on Exhibit A hereto.

OTHER PRODUCT ROYALTIES. “Other Product Royalties” shall mean royalties paid hereunder on Other Products.

PRE-EXISTING LICENSES. “Pre-Existing Licenses” shall mean those agreements set forth on Exhibit B hereto.

PRIME RATE. “Prime Rate” shall mean the rate of interest published by the Wall Street Journal from time to time as its prime, base, or reference rate.

PRIVATE LABEL PRODUCTS. “Private Label Products” shall mean all (i) private label flatware and dinnerware (including, without limitation, Food Network, Martha Stewart and Canopy brands) manufactured, distributed and/or sold by Licensee during the Term. For clarification, Private Label Products are those sold by a retail store either using their own brand (i.e. Macy’s Home) or a third party brand which the retailer has rights to (i.e. Martha Stewart), and does not include other brands licensed or owned by Licensee, and (ii) O.E.M. Products; provided, however, in the event of a Change-of-Control of Licensor, O.E.M. Products will not be included in the definition of “Private Label Products” and no Royalty will be due to Licensor on O.E.M. Product sales after the Change-of-Control of Licensor.

PRODUCTS. “Products” shall mean all Core Products, Other Products, Private Label Products and Luxury Branded Products.

PRODUCT DESIGN. “Product Design” shall mean all trade dress, copyright, trade secret, know-how and other similar rights that Licensor claims in any of the Products, including

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without limitation, patterns, promotional and advertising materials, “look and feel” and other distinctive characteristics, including but not limited to those set forth on Exhibit C attached hereto, specifically excluding any third party rights in Private Label Products and Luxury Branded Products.

PRODUCT PATENT RIGHTS. The “Product Patent Rights” shall include (i) the patent applications and patents identified on Exhibit C hereto; (ii) any other United States patent application or patent that is owned by Licensor as of the date of this Agreement and that relates directly or indirectly to any Product or the design, development, manufacture, testing, or use of any Product; and (iii) any United States patent application or patent that is filed or acquired by Licensor on or after the date of this Agreement and that relates directly or indirectly to any Product, or the design, development, manufacture, testing, or use of any Product.

PRODUCT RIGHTS. “Product Rights” shall include the Product Design and Product Patent Rights.

PURCHASE AGREEMENT. “Purchase Agreement” shall mean that certain Asset Purchase Agreement, between Licensor and Licensee, dated August 31, 2009.

REJECTED INVENTORY. “Rejected Inventory” shall have the meaning set forth in the Purchase Agreement.

ROYALTIES. “Royalties” shall mean royalties paid on Core Products, Luxury Branded Products and Private Label Products.

TOTAL ROYALTIES. “Total Royalties” shall mean the aggregate amount paid in respect of (a) Royalties greater than the Minimum Annual Royalties, (b) Minimum Annual Royalties, (c) Other Product Royalties greater than the Minimum Annual Other Product Royalties, and (d) Minimum Annual Other Product Royalties.

TRADEMARKS. “Trademarks” shall mean, (i) the trademark ONEIDA registered with the United States Patent and Trademark Office, under numbers 851,740, 631,695, 682,551, 850,953 and 2,299,604 and (ii) the trademarks listed on Schedule A to this Agreement.

ARTICLE 2. LICENSE

2.1 Grant of License. Subject in all cases to the Pre-Existing Licenses, Licensor hereby grants to Licensee the exclusive right and license, in the United States and its possessions and unincorporated territories, to use the Intellectual Property, to design, engineer, market, promote, manufacture, distribute, use and sell, Products, in each case, in the Market. Nothing herein shall limit Licensee’s rights to have Products designed, engineered and/or manufactured outside of the United States for promotion, distribution, use and/or sale in the Market.

2.2 Flatware and Dinnerware. Licensee agrees that, in partial consideration for the rights and licenses granted herein, it shall sell only flatware and/or dinnerware for which a Royalty is determined by the Applicable Royalty Rate; provided, however, that in the event there is a Change-of-Control of Licensee, such new owner will be permitted to sell flatware and/or dinnerware for which a Royalty is not due under this Agreement, provided such new owner was

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selling such flatware and/or dinnerware, as applicable, for a period of at least nine (9) months prior to the effective date of the Change-of-Control of Licensee. Further, and as additional consideration for the rights and licenses granted to Licensee hereunder, Licensee agrees that it may only sell Luxury Branded Products, after the earlier of (i) two years following the Effective Date or (ii) the point in time when Licensee has paid Licensor eleven million dollars ($11,000,000) or more in Total Royalties in a Contract Year.

2.3 Limits of Exclusivity. Licensor shall not manufacture, distribute or sell Core Products, Other Products, Luxury Branded Products or Private Label Products in the Market; provided that Licensor (i) shall have the right to exercise on its own behalf, and to grant to third parties, substantially similar rights as granted to Licensee under this Agreement, outside of the Market (including, without limitation, sales to the foodservice and institutional customers in the United States); (ii) shall have the right to sell through Consumer Direct Channels (x) foodservice and institutional products and consumer products other than Luxury Branded Products and Private Label Products and (y) Core Products and Other Products, provided that any assignee of Licensor, in the event of a Licensor Change-of-Control, shall purchase such Core Products and Other Products exclusively from Licensee unless otherwise agreed in writing; and (iii) shall have the right to sell, distribute or otherwise dispose of in any manner the Excluded Inventory and Rejected Inventory both within and without the Market, except to any of Licensee’s top nine customers, based on sales dollars, as of the Effective Date. Notwithstanding the foregoing, in the event there is a Change-of-Control of Licensor after the Effective Date, the new owner(s) of Licensor shall be permitted to sell the Contained Products in the Market so long as the new owner(s)’s sale of such Contained Products predated the Change-of-Control transaction.

In the event Licensee contends that Licensor has violated the exclusivity provisions of this Section 2.3, Licensee shall be entitled to terminate this Agreement pursuant to Section 8.2 and/or commence legal proceedings in accordance with Section 9.9 hereof seeking injunctive relief enjoining such violation in addition to seeking monetary damages. Until there has been a final determination of such legal proceedings, if this Agreement has not been terminated, Licensee shall continue to pay royalties in accordance with the terms of this Agreement and shall not be entitled to exercise any right of set-off against royalties that become due. If the court enters a final order or judgment determining that Licensor has violated the exclusivity provisions of this Section 2.3 and awards monetary damages to Licensee, Licensor and Licensee agree that the proper measure of damages for such violation is Licensee’s lost net profits based upon the volume of products bearing a Trademark sold by Licensor in violation of this Section 2.3. The determination of Licensee’s lost net profits shall be done on a product by product basis calculated by multiplying Licensee’s average per unit profit margin during the immediately preceding 12 month period, measured as of the date of the Court’s final order or judgment, for such product by the number of products bearing a Trademark actually sold by Licensor in violation of this Section 2.3. By way of example, if a court determines that Licensor sold 100 units of Product A bearing a Trademark in violation of this Section and 200 units of Product B bearing a Trademark in violation of this Section, Licensor agrees that the proper measure of Licensee’s damages is the sum of (a) Licensee’s average per unit profit margin for Product A multiplied by 100 and (b) Licensee’s average per unit profit margin for Product B multiplied by 200. The prevailing party in any such legal proceedings shall be entitled to recover its reasonable costs from the losing party as more particularly set forth in Section 9.9. Licensee shall have the option of deducting from Royalties due, the amount of monetary damages awarded, plus the Default Rate applicable to such award.

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2.4 Prior Licenses. This Agreement supersedes all prior licenses between Licensee and Licensor, including, without limitation, that certain Cutlery License Agreement dated March 6, 2006 and that certain License Agreement, dated September 12, 2002, which agreements are hereby cancelled; provided that all amounts due and owing as of the Effective Date under all such agreements remain owing and payable in accordance with their respective terms. Payments thereunder do not apply to the Minimum Annual Royalty or Minimum Annual Other Product Royalty.

2.5 Best Efforts. Licensee shall use its commercially reasonable best efforts to promote and sell the Products. Licensee shall use the Trademarks on all Core Products and Other Products, and shall not use, designate or otherwise divert, including by failing to properly affix Trademarks to or by removing Trademarks from Core Products and Other Products, product inventory otherwise saleable as Core Products and Other Products to fulfill orders or to otherwise market or sell as Private Label Products or Luxury Branded Products. For clarification purposes, the foregoing is not intended to preclude or restrict Licensee from developing, marketing or selling flatware or dinnerware as Private Label or Luxury Branded Products.

2.6 No Trade Name Usage. Licensee shall not use any of the Trademarks as part of Licensee’s corporate, trade, d/b/a name or Internet domain name, and Licensee shall not use the Trademarks in any manner which would create the impression that Licensee is a division, subsidiary, or affiliate of Licensor or that Licensee’s employees or agents are employees or agents of Licensor. In addition, Licensee shall not use any Trademark, or any mark incorporating all or any part of any Trademark, on any business sign, business cards, stationery, envelopes, invoices, forms, or similar documents, in any media, except as approved in advance in writing by Licensor.

ARTICLE 3. ROYALTIES

3.1 Quarterly Royalty Payments. Within thirty (30) days after the end of each calendar quarter during the Term of this Agreement (other than the fourth quarter of a Contract Year, set forth in Section 3.2 below), Licensee shall pay to Licensor a running royalty to total an amount equal to the greater of (i) Twenty-Five Percent of the Minimum Annual Royalty after the first calendar quarter, Fifty Percent of the Minimum Annual Royalty after the second calendar quarter and Seventy-Five Percent of the Minimum Annual Royalty after the third calendar quarter, respectively, of a Contract Year or (ii) the product of (a) the Applicable Royalty Rate and (b) the amount of the Net Sales for Core Products, Luxury Branded Products, and Private Label Products for the cumulative first, second and third calendar quarters, respectively, of the Contract Year, PLUS, if applicable, a running royalty to total an amount equal to the greater of (iii) Twenty-Five Percent of the Minimum Annual Other Product Royalty for each category of Other Products after the first calendar quarter, Fifty Percent of the Minimum Annual Other Product Royalty for each category of Other Products after the second calendar quarter and Seventy-Five Percent of the Minimum Annual Other Product Royalty for each category of Other Products after the third calendar quarter, respectively, of a Contract Year or (iv) the product of the (x) Applicable Royalty Rate and (y) the amount of the Net Sales for each category of Other

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Products for the cumulative first, second and third calendar quarters, respectively, of a Contract Year, all as determined in accordance with the books and records of Licensee (which books and records are to be maintained in accordance with GAAP). Licensee shall deliver a written report setting forth the calculation of the royalty, certified by an officer of the Licensee, including customers to whom Licensee had sales during such period. For clarification, Minimum Annual Other Product Royalties shall not apply toward the Minimum Annual Royalty.

3.2 Year-end Royalty Payment. Within forty-five (45) days after the end of each Contract Year, Licensee shall deliver to Licensor (i) a written statement setting forth Licensee’s determination of the Net Sales for such Contract Year and Licensee’s determination of the amount of Royalties and Other Product Royalties payable to Licensor for all Products for such Contract Year (including, inter alia, the names of each customer and the amounts sold thereto) accompanied by a certificate, executed on behalf of Licensee by an officer of Licensee, to the effect that said determinations were made in accordance with the applicable provisions of this Agreement; (ii) a royalty payment equal to the greater of the Minimum Annual Royalty or (ii) the product of (a) the Applicable Royalty Rate and (b) the amount of the Net Sales for Core Products, Luxury Branded Products and Private Label Products for such Contract Year, less any calendar quarter payments made according to Article 3.1; and (iii) to the extent the aggregate Other Product Royalties paid for such Contract Year are less than the Minimum Annual Other Product Royalty for such year, the payment of such difference. For clarification, Minimum Annual Other Product Royalties shall not apply toward the Minimum Annual Royalty. For further clarification, any overpayment of any Minimum Annual Royalty or any category of Other Product Royalties shall not be credited to amounts owing in a subsequent Contract Year.

3.3 Method of Payment. All payments due hereunder shall be paid in United States Dollars, without offset or deduction (except that Licensee may offset any undisputed unpaid amounts due and owing to Licensee by Licensor for products purchased from Licensee if such amounts due and owing are beyond the agreed payment terms for such products), by wire transfer of immediately available funds, to such account(s) as Licensor shall provide, in writing, from time to time.

3.4 Interest on Defaulted Royalty Payments. If Licensee defaults in its obligation to make any royalty payment required to be made under this Article 3 and if Licensor delivers to Licensee a written notice describing such default in reasonable detail, then Licensee shall be required to pay Licensor interest on the amount in default, at the Default Rate, over the period commencing on the date such payment was due and ending when such amount is paid or when the obligation to pay such amount is otherwise satisfied.

3.5 Independence of Royalty Obligations. Minimum Annual Royalties and each category of Minimum Annual Other Product Royalties are considered independent and several obligations. Payments in excess of each obligation’s minimum (whether on a quarterly or annual basis) shall not be applied to supplement shortages in payments of other obligations.

ARTICLE 4. TERM

Subject to Article 8, this Agreement shall have an initial term of ten (10) years from the date hereof (the “Initial Term”) and will be automatically renewed unless Licensee provides

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written notice that it will not renew no less than 180 days from the end of the then-current term: (i) at the end of the Initial Term for an additional ten (10) years (the “First Extension”) if Net Sales have exceeded One Hundred Ten Million Dollars ($110,000,000), during at least one (1) of the last three (3) Contract Years of the Initial Term; and (ii) at the end of the First Extension for an additional ten (10) years if Net Sales have exceeded One Hundred Thirty Four Million Dollars ($134,000,000) during at least one (1) of the last three (3) Contract Years of the First Extension. The Initial Term, together with any extensions thereof, shall be the “Term.”

ARTICLE 5. REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS OF THE PARTIES

5.1 Representations and Warranties of Licensor. Licensor represents and warrants to Licensee that (i) it has the authority to execute and deliver this Agreement and to perform its obligations hereunder, and it may do so without the approval or consent of any person, entity or governmental authority, and further that the grant of such rights to Licensee does not violate any agreement binding upon or any obligation of Licensor; (ii) the Intellectual Property does not infringe the rights of any third party in the Market; (iii) no third party is materially infringing the Intellectual Property in the Market; (iv) that Licensor or an affiliate owns all of the rights in and to the Intellectual Property, with the sole exception of those rights granted in the licenses listed in Exhibit B of this Agreement; (v) that all of the Intellectual Property (other than the Product Patents Rights that have expired) is valid, enforceable and in full force and effect; and (vi) that no inventor, as related to patents, or author, as related to copyrights, or assignors of any of the Intellectual Property have any claim to the Intellectual Property.

5.2 Representations and Warranties of Licensee. Licensee represents and warrants to Licensor that (i) it has the authority to execute and deliver this Agreement and to perform its obligations hereunder; and (ii) it will comply with all applicable laws, rules, regulations and court orders with respect to the manufacture, advertising, design, engineering, marketing, promotion, distribution, use and sale of Products and use of the Intellectual Property.

5.3 Intellectual Property Ownership.

a. Licensee acknowledges and agrees that, subject to the terms of this Agreement, Licensor exclusively retains all authority to control and owns all right, title and interest in and to (i) all Intellectual Property embodied by and incorporated into the Products which was owned by Licensor prior to such incorporation, (ii) all trademarks, trade dress, copyright, trade secret, know-how, patent and other similar rights created in connection with the Products, specifically excluding any third party rights in Private Label Products and Luxury Branded Products.

b. Licensee acknowledges and agrees that all goodwill arising through the licensed use by Licensee of the Trademarks and Intellectual Property shall inure solely to Licensor’s benefit, and that Licensee shall obtain no proprietary or other rights in or to the Intellectual Property by virtue of any use or exploitation Licensee may make thereof, or for any other reason whatsoever, and shall not seek registration thereof. Licensee will not at any time do or suffer to be done by any act, any thing which will in any way impair Licensor’s rights to any Intellectual Property. Licensee agrees that in using the Intellectual Property it will neither gain nor represent in any way that it has any right or title in or to the Intellectual Property (other than as granted

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hereunder) and will not seek registration thereof. Without limiting the generality of the foregoing, Licensee agrees that: (i) during the Term of this Agreement, Licensee will not directly or indirectly contest Licensor’s ownership of any Intellectual Property, or the validity of any registrations related thereto, or assist others, directly or indirectly, in infringing any of the foregoing, or in the defense of any suit which may be brought for the infringement of any of the foregoing; and (ii) after termination or expiration of this Agreement, Licensee will not, premised or based on facts or events arising out of the performance or non-performance of this Agreement, directly or indirectly contest Licensor’s ownership of any Intellectual Property or the validity of any registrations related thereto, or assist others, directly or indirectly, in infringing any of the foregoing, or in the defense of any suit which may be brought for the infringement of any of the foregoing. Licensee further agrees that: (iii) during the Term of this Agreement, Licensee will not use or seek to register any mark, logo or other insignia that is confusingly similar to any Trademark or Product Design; and (iv) after termination or expiration of this Agreement, Licensee will not use or seek to register any mark, logo or other insignia that is confusingly similar to any Trademark then in use, or to any Product Design existing as of the termination or expiration of this Agreement. The provisions of this subparagraph (b): (i) apply only to Intellectual Property of Licensor licensed under this Agreement, (ii) may be enforced by Licensor to the extent permitted by law, and (iii) are not intended to restrict Licensor’s rights under applicable law to protect and enforce its Intellectual Property and other proprietary rights.

c. Licensee recognizes the value of the publicity and goodwill associated with the Intellectual Property, acknowledges that such goodwill belongs exclusively to Licensor, and Licensee’s use of the Intellectual Property affects the value, image and the good will associated with the Intellectual Property. Licensor, in turn, recognizes the value of the publicity and goodwill associated with the Intellectual Property and that Licensor’s use of the Intellectual Property affects the value, image, and goodwill associated with the Intellectual Property.

d. Licensee shall place the following notice on all packaging, labels, promotional, advertising, publicity and display materials used in connection that contain a Trademark or refer or relate to Products bearing a Trademark: “[Trademark] is either a registered trademark or trademark of Oneida Ltd. in the U.S. and foreign countries and is used pursuant to a license”. Licensor may at any time require an addition to or change of the foregoing notice, effective not less than ninety (90) days after receipt by Licensee of written notice thereof, provided that Licensee shall have the right to continue to distribute any inventory including packaging already manufactured at the time it receives such notice. Any resulting costs shall be paid by Licensor. Further, Licensee shall affix to the Products bearing a Trademark, and all packaging, labels, promotional materials, advertising, publicity and display materials used in connection therewith, any other legends, markings and notices required by any law or regulation in the Market or which Licensor reasonably may request. Licensee shall also cause all Products covered by Product Patent Rights to be marked in accordance with 35 U.S.C. §287. Licensor will be wholly responsible for the content of the required notices, including the truth and accuracy thereof, and will indemnity Licensee for any claims relating to the content of the notices, including but not limited to awards, damages, costs and reasonable attorneys’ fees.

e. Licensee and Licensor hereby irrevocably acknowledge and agree that all right, title and interest in and to any and all trademarks, copyrights, product plans, patterns, shapes, trade dress, product designs and other materials designed or created by or on behalf of Licensee

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in connection with Products, whether now or hereafter produced, but specifically excluding any third party rights in Private Label Products and Luxury Branded Products (“Licensor Materials”) are (i) to be treated as Intellectual Property hereunder, and (ii) shall be owned by Licensor by assignment or, whenever possible, as a work-made-for-hire specially ordered and commissioned by Licensor pursuant to the U.S. Copyright Act and all similar laws, in perpetuity; provided that Licensor hereby grants a license under Section 2.1 hereof to such Licensor Materials.

f. Licensee irrevocably acknowledges and agrees that Licensor is and shall be the exclusive owner of all now known or hereafter existing rights of every kind pertaining to the Licensor Materials and all elements therein for all now known or hereafter existing uses, media, and forms, in perpetuity, and in all languages. If, despite the intentions of the parties hereto, the Licensor Materials, or any portion thereof, is not deemed “work-made-for-hire” under the U.S. Copyright Act, Licensee hereby irrevocably grants, assigns and vests in Licensor, in perpetuity, all known or hereafter existing rights of every kind and nature in the Licensor Materials for all now known or hereafter existing uses, media and forms, in perpetuity and in all languages. Licensee shall promptly execute any documents which are consistent with the provisions of this Agreement and which are requested by Licensor in order to evidence or effectuate Licensor’s rights in and to the Licensor Materials. Upon Licensee’s failure to execute such documents within five (5) business days following Licensor’s request, Licensee hereby appoints Licensor as its attorney-in-fact authorized to execute such documents (it being understood that such appointment is a power coupled with an interest and therefore irrevocable) with full power of substitution and delegation. All costs associated with the assertion and maintenance of the ownership rights set forth herein shall be borne by Licensor.

g. This Section 5.3 shall survive any termination, expiration or rescission of this Agreement.

5.4 Intellectual Property Maintenance and Indemnification.

a. Other than as set forth below, Licensor shall be responsible for all costs associated with defending, filing, registering, prosecuting, issuing, maintaining, protecting and enforcing all rights in and to the Intellectual Property (whether now in existence or hereinafter created); provided (i) that Licensor shall not be responsible for such costs in any given Contract Year in excess of ten percent (10%) of the aggregate of such Contract Year’s Minimum Annual Royalty and the Minimum Annual Other Product Royalty, unless such Intellectual Property is used in both the food service and consumer product businesses, in which case such limitation shall not apply; and (ii) if Licensor does not pay such costs, Licensee may undertake such actions as are reasonably necessary in connection therewith, and, upon proof of expenditure, receive a dollar for dollar credit against royalties due hereunder, which credited reduction shall be made in the quarter when the expenditure occurred. Notwithstanding the preceding sentence, however subject to section 2.3, in no event will the royalties paid by the Licensee in any given Contract Year be less than the sum of the Minimum Annual Royalty and the Minimum Annual Other Product Royalty.

b. Licensor shall indemnify, defend and hold Licensee harmless from and against any and all actual, out-of-pocket damages, liabilities, costs and expenses incurred by Licensee as a result of the use of the Intellectual Property being declared invalid or a claim that Licensee’s

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use of the Intellectual Property in accordance with this Agreement constitutes an infringement of the intellectual property rights of any third party, provided that (i) Licensee provides prompt written notice of any such claim or suit to Licensor; and (ii) Licensor has sole control of the defense of any action in such claim and all negotiations for its settlement or compromise. Notwithstanding the foregoing, Licensor shall not be liable for any infringement caused by any Product (w) that does not materially conform to its approved form and/or sample, (x) made or materially modified to Licensee’s specifications, (y) not previously approved in writing by Licensor if and as required hereunder, or (z) used or sold in combination with designs and/or trademarks not licensed hereunder or approved in writing by Licensor (collectively, “Unauthorized Use”).

c. Licensee shall indemnify, defend and hold harmless Licensor from and against any and all damages, liabilities, costs and expenses incurred by Licensor as a result of Licensee’s (or its affiliates’) Unauthorized Use. This Section 5.4 shall survive any termination, expiration or rescission of this Agreement.

5.5 Quality Approval. Before selling or distributing any of the Products not purchased from inventory or previously approved in license agreements in effect before the Effective Date of this Agreement, Licensee shall submit to Licensor free of cost, for its written approval, samples of (a) artwork and prototypes and production samples of products in each of the various categories; (b) samples of finished product, including packaged samples, in each of the various categories; (c) samples of finished cartons, labels, containers, packing and wrapping materials in each of the various categories; and (d) samples of advertising and promotional copy in each of the various categories (herein referred to as “Samples”). Licensor shall then have the right to approve or disapprove of such Samples within fifteen (15) business days of such submission, such approval not to be unreasonably withheld, with the failure to disapprove in writing within said fifteen (15) business day period to constitute an approval by Licensor. Disapprovals shall be accompanied by a written explanation of any and all deficiencies and the changes necessary to secure approval. Licensor hereby approves of Licensee’s continued use during the Term of this Agreement of all Samples in use by Licensee or Licensor, or any third party licensees of Licensor, as of the Effective Date of this Agreement.

5.6 Departures From Approval. After Samples have been approved, Licensee shall not depart therefrom in any material respect without Licensor’s approval. Failure to disapprove in writing within fifteen (15) business days of Licensee’s written request to depart from an approved Sample shall constitute an approval by Licensor.

5.7 Quality Review. Licensee shall provide Licensor’s representatives with the opportunity at all reasonable times to visit any plant or office in which Licensee is manufacturing, storing or selling Products, in order that they may inspect methods of manufacture, Products, advertising materials, letterhead and other printed material and Products which may utilize any licensed Trademarks being employed by Licensee. Licensee represents and warrants to Licensor that working conditions in such manufacturing facilities do not and will not violate local or international laws; substantially violate U.S. labor laws, or otherwise embarrass Licensor or diminish the goodwill associated with the licensed Trademarks. In addition, Licensee will send Samples of Core Products and Other Products to Licensor upon any material changes thereto.

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5.8 Quality Maintenance. All Products shall conform in all material respects to the Products and Samples thereof approved by Licensor. Upon Licensor’s reasonable request, Licensee shall recall from its customers all Products which do not substantially comply with the provisions of this Agreement. Furthermore, Licensee’s policy of sale, distribution and exploitation of the Products shall be of high standard and shall not materially adversely reflect upon the good name of Licensor or upon the goodwill and reputation associated with the licensed Trademarks.

5.9 Recalls. In the event any Product sold by Licensee is recalled pursuant to the order or request of a governmental agency, Licensee shall be solely and entirely responsible for compliance therewith and the costs relating thereto.

5.10 Cooperation With Suppliers/Product Vendors. Licensor will use reasonable efforts to facilitate introductions to its existing and future suppliers and/or product vendors.

5.11 Adjustment to Royalties. In the event that Licensee is unable to continue to manufacture and/or sell any Product because the Intellectual Property involved in such Product is found by a court of competent jurisdiction to be infringing the rights of a third party, the Minimum Annual Royalty or Minimum Other Product Annual Royalty applicable to such Product shall be reduced in proportion to the reduction in Net Sales of such Product when compared to the Net Sales during the immediately preceding twelve (12) months.

ARTICLE 6. INDEMNIFICATION; INSURANCE

6.1 Indemnification. Each party (the “Indemnitor”) shall indemnify, defend and hold harmless the other party (the “Indemnitee”), and its successors, assigns, stockholders, officers, directors, employees and agents from and against any liability, claim, suit, loss, allegation, cause of action, damage or cost, including, without limitation reasonable attorneys’ fees, professional and investigative fees and costs of suit (collectively “Losses”) arising out of or related to any breach by the Indemnitor of any representation, warranty or covenant hereunder; provided that the Indemnitee provides prompt written notice of any claim for which it will seek indemnification hereunder and participates (and Indemnitor’s expense) in the defense of such claim.

6.2 Exclusive Remedy. Subject to Article 5.4 and Article 8, the remedies provided in this Article 6 shall be the sole and exclusive remedies of the parties hereto in connection with any breach of a representation or warranty, or non-performance, partial or total, of any covenant or agreement for indemnification contained herein. The provisions of this Article 6 shall (i) apply to claims for indemnification asserted between the parties as well as to third-party claims; and (ii) survive the expiration, termination or rescission of this Agreement.

6.3 Indemnification Conditions. The parties’ obligations and liabilities to each other are subject to the following terms and conditions:

(i) Within 30 days after a third party notifies any party (the “Indemnified Party”) with respect to any matter which may give rise to a claim for indemnification against the other party (the “Indemnifying Party’’) under this Article 6, the Indemnified Party shall give the Indemnifying Party written notice thereof together with a copy

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of such claim, and the Indemnifying Party shall have the right to Undertake the defense thereof by representatives of its own choosing and at its own expense; provided, however, that the Indemnified Party may participate in the defense with counsel of its own choice and at its own expense.

(ii) If the Indemnifying Party by the 30th day after receipt of notice of any such claim (or, if earlier, by the 10th day preceding the day on which an answer or other pleading must be served in order to prevent default judgment) does not elect to defend against such claim, the Indemnified Party will have the right to undertake the defense, compromise, or settlement of such claim on behalf of and for the account and risk and expense of the Indemnifying Party. The Indemnifying Party shall advance payment for such expenses as they are incurred by the Indemnified Party within 10 days after request therefor.

(iii) Notwithstanding anything to the contrary, the Indemnifying Party shall not settle any claim without the consent of the Indemnified Party unless such settlement involves only the payment of money and the claimant provides to the Indemnified Party a release from all liability regarding the claim.

6.4 Insurance. Licensee agrees that it will obtain, at its own expense, General Liability and product liability insurance from a recognized insurance company that is licensed to do business in the State of New York, providing protection for Licensor (as well as for Licensee), against any claims, suits, loss or damage arising out of any alleged defects in Products, with such policies naming Licensor as “Additional Insured”. The collective amount of coverage under all such policies (including umbrella policies), per occurrence and in the aggregate, shall be Five Million Dollars ($5,000,000.00). Such insurance shall be maintained for the Term, and shall provide that it cannot be canceled without thirty (30) days’ prior written notice to Licensor. As proof of such insurance, a fully paid certificate of insurance naming Licensor “Additional Insured” shall be submitted to Licensor by Licensee concurrent with the execution of this Agreement. Any proposed change in certificates of insurance shall be submitted to Licensor for its prior approval. Licensor shall be entitled to a copy of the then prevailing Certificate of Insurance, which shall be furnished to Licensor by Licensee. If Licensee fails to maintain such insurance during the Term, Licensor may maintain such insurance, and in such event, Licensee shall promptly and without offset reimburse Licensor the costs of such insurance.

ARTICLE 7. RECORDS AND AUDIT

7.1 Records. Licensee shall (and shall cause its affiliates to) prepare and maintain, in accordance with GAAP, complete and accurate books of account and records (specifically including, without limitation, the originals or copies of documents supporting entries in the books of account) covering all transactions arising out of or evidencing this Agreement (collectively, the “Records”). Such Records shall be maintained for at least three (3) years after the Contract Year to which they relate, including after the expiration or termination of this Agreement.

7.2 Audit. The Licensor shall have the right, during normal business hours and not more than twice annually, for the Term of this Agreement and for one (1) year thereafter, to audit

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the Records to confirm compliance with the terms hereof. In the event that the audit shows that royalty payments hereunder were less than the amount that should have been paid by an amount equal to two percent (2%) or more of royalty payments actually made during the Contract Year in question, Licensee shall promptly reimburse Licensor for the cost of such audit. In the event of any underpayment, Licensee shall promptly pay the amount of such underpayment (plus any interest owing at the Default Rate from the time such payment was due).

ARTICLE 8. TERMINATION

8.1 Termination by Licensor. Licensor shall have the right to terminate this Agreement: (i) if Licensee (a) applies for, or consents to, the appointment of a receiver, a trustee, a custodian or liquidator of it or any of its property, (b) admits in writing its inability to pay its debts as they become due, (c) makes a general assignment for the benefit of creditors, (d) files a petition or an answer seeking reorganization or an arrangement with creditors, or to take advantage of any, bankruptcy reorganization, insolvency, readjustment of debt, dissolution or liquidation laws or statutes, or (e) files an answer admitting the material allegations of a petition filed against it in any proceeding or under any such law, or if action shall be taken for the purpose of effecting any of the foregoing; (ii) if a third party files against the Licensee an involuntary petition seeking reorganization of the Licensee or the appointment of a receiver, trustee, custodian or liquidator of the Licensee, or an involuntary petition under any state law for reorganization or insolvency law of any jurisdiction, whether now or hereafter in effect which is not dismissed within sixty (60) days of the date of filing; (iii) if Licensee (a) fails to materially perform any of the covenants, terms or obligations of Licensee in this Agreement; provided, however, that there shall be a cure period of thirty (30) days after Licensee receives written notice from Licensor specifying the failure; (b) fails to make any payment due as provided in this Agreement on or before the due date upon which such payment is due, provided, however, that there shall be a cure period of twenty (20) days after Licensee receives written notice from Licensor specifying the payment default; and provided, further, that Licensee shall have only one (1) cure period per Contract Year for payment defaults; or (c) commits any Unauthorized Use; or (iv) if there shall be an “Event of Default” (as that term is defined in) under Licensee’s promissory note in the aggregate principal amount of $5,675,877, dated August 31, 2009 and issued and delivered by Licensee to Licensor on or about even date herewith in accordance with the Purchase Agreement.

8.2 Termination by Licensee. Licensee shall have the right to terminate this Agreement if (i) Licensor fails to perform any of the material covenants, terms or obligations herein contained required to be performed by Licensor; provided, however, that there shall be a cure period of thirty (30) days after Licensor receives written notice from Licensee specifying the failure; excepting such defaults that cannot be cured completely within such thirty (30) day period and, providing Licensor, within said thirty (30) day period, has promptly commenced to proceed with diligence and in good faith to remedy such default. However failure to completely cure such default shall not exceed 180 days from Licensor’s receipt of written notice of default from Licensee; (ii) its ability to use the Trademarks is materially impaired; (iii) Licensor (a) applies for, or consents to, the appointment of a receiver, a trustee, a custodian or liquidator of it or any of its property, (b) admits in writing its inability to pay its debts as they become due, (c) makes a general assignment for the benefit of creditors, (d) files a petition or an answer seeking reorganization or an arrangement with creditors, or to take advantage of any, bankruptcy

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reorganization, insolvency, readjustment of debt, dissolution or liquidation laws or statutes, or (e) files an answer admitting the material allegations of a petition filed against it in any proceeding or under any such law, or if action shall be taken for the purpose of effecting any of the foregoing; or (iv) a third party files against the Licensor an involuntary petition seeking reorganization of the Licensor or the appointment of a receiver, trustee, custodian or liquidator of the Licensor, or an involuntary petition under any state law for reorganization or insolvency law of any jurisdiction, whether now or hereafter in effect which is not dismissed within sixty (60) days of the date of filing.

8.3 Effect of Termination or End of Term. Upon termination or expiration of this Agreement, as renewed or extended, Licensee shall have a period of nine (9) months to complete the manufacture of Products in process and sell off such Products and otherwise existing inventory through its existing distribution channels; provided that Licensee pays all royalties due and owing, no Minimum Annual Royalty or Minimum Annual Other Product Royalty shall be due during such sell-off period. In the event of the termination of this Agreement by Licensor pursuant to Section 8.1, Licensee shall continue to pay the Minimum Annual Royalty and Minimum Annual Other Product Royalties in effect at the time of such termination, through the shorter of (a) the period until the end of the then-current Term and (b) three (3) additional Contract Years, provided that (i) Licensor shall use its commercially reasonable best efforts to transition the manufacture, distribution and sale of Products to its designee, (ii) Licensee shall provide all reasonable assistance for such transition and (iii) Licensee’s obligations to pay Minimum Annual Royalties and Minimum Annual Other Product Royalties shall be reduced on a dollar-for-dollar basis against (x) royalties received from a third party manufacturer or distributor of Product, or (y) if Licensor is manufacturing or distributing, Licensor’s net sales (calculated in substantial conformity with Net Sales) multiplied by the Applicable Royalty Rate. This Section 8.3 shall survive the expiration, termination or rescission of this Agreement.

ARTICLE 9. MISCELLANEOUS PROVISIONS

9.1 Expenses. Except as otherwise provided in this Agreement, each Party to this Agreement will bear its own respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Transaction Documents, including all fees and expenses of its representatives.

9.2 Press Releases and Public Announcements. No Party to the Agreement shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party, which shall not be unreasonably withheld.

9.3 Integration. This Agreement contains the entire understanding of the parties hereto with respect to the matters covered hereby and supersedes, and cannot be contradicted or supplemented by, all prior or contemporaneous discussions, correspondence, agreements or understandings (whether written or oral) that relate in any manner to the subject matter hereof. The parties acknowledge that no representation, promise, inducement or statement of intention has been made by any party to this Agreement that is not embodied in this Agreement, and agree that no party shall be bound by, or liable for, any alleged representation, promise, inducement or statement of intention not set forth herein. This Agreement (including Exhibits and Schedules hereto) may be amended only by an agreement in writing executed by the parties to this Agreement.

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9.4 Assignment and Sublicenses. Neither party shall assign this Agreement or the rights or obligations hereunder, in whole or in part, without the prior written consent of the other party; provided, however, that either party may assign this Agreement, in whole but not in part, to the purchaser or acquiror of such assigning party’s assets or securities in a Change-of-Control transaction; provided that the purchaser or acquiror agrees in writing to perform all obligations and observe all covenants, restrictions and undertakings hereunder of the assigning party, and the assigning party gives the other party twenty (20) days prior written notice of such intended assignment. Licensee may not sublicense its rights under this Agreement, in whole or in part, without the prior written consent of Licensor.

9.5 Successors and Assigns. This Agreement shall be binding upon each party and its respective successors and permitted assigns.

9.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart by facsimile shall be as effective as a manually signed counterpart.

9.7 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

9.8 Notices. All notices, requests, demands, claims, and other communications under this Agreement will be in writing. Any notice, request, demand, claim, or other communication under this Agreement shall be deemed duly given two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:	If to the Buyer:

Oneida Ltd.	Robinson Home Products Inc.
163-181 Kenwood Avenue	Attn: Robert B. Skerker, Chairman and Chief Executive Officer
Oneida, New York 13421	2615 Walden Avenue
Attn: Catherine H. Suttmeier, General Counsel	Buffalo, New York 14225-4735

With a copy (which copy shall not Constitute notice) to:	With a copy (which copy shall not constitute notice) to:

Ronald C. Berger, Esq.	Gregory P. Photiadis, Esq.
Bond Schoeneck & King, PLLC	Duke, Holzman, Photiadis & Gresens LLP
One Lincoln Center	1800 Main Place Tower
Syracuse, New York 13202	350 Main Street
Buffalo, New York 14202

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9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to conflicts of law provisions) of the State of New York. Each of the parties hereto agrees that any legal proceeding arising out of the terms of this Agreement shall be commenced in the courts located in the County of Monroe, State of New York. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The prevailing party in any dispute shall be entitled to recover from the losing party its reasonable costs (including, without limitation, costs of collection, attorneys’ fees and investigative fees).

9.10 Waiver of Jury Trial. Each party hereto waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not in the event of any action, suit or other proceeding, seek to enforce the foregoing waiver, (b) certifies that such party understands and has considered the implications of the foregoing waiver, and (c) acknowledges that it and the other parties hereto have been induced to enter this Agreement, by, among other things, the mutual waiver and certifications in this paragraph.

9.11 Waiver. No failure on the part of either party hereto to exercise any power, right, privilege, or remedy hereunder, and no delay on the part of either party hereto in exercising any such power, right, privilege, or remedy, shall preclude any other or further exercise thereof or of any other power, right, privilege, or remedy.

9.12 Severability. If any term or provision of this Agreement or any application hereof shall be invalid, illegal or otherwise unenforceable, such term or provision, to the extent possible, shall be modified in such a manner as to be valid, legal and enforceable to preserve the intent of the parties. If such modification is not possible, such term or provision shall be severed from this Agreement. In either case, the validity, legality and enforceability of the remainder of this Agreement and any other application of such term or provision shall not be affected or impaired thereby, except in the event of a severance of portions of the Intellectual Property from the Agreement.

9.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

9.14 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement, and as the same may be amended from time to time pursuant to Section 9.3 of this Agreement, are incorporated herein by reference and made a part hereof.

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9.15 Independence of Parties. Each party shall act as an independent contractor in carrying out its obligations under this Agreement. Nothing contained in this Agreement shall be construed to imply a franchise, joint venture, partnership or principal/agent relationship between the parties, and neither party by virtue of this Agreement shall have the right, power or authority to act or create any obligation, express or implied, on behalf of the other party. This Agreement shall not be construed to create rights, express or implied, on behalf of or for the use of any party aside from Licensor and Licensee, and Licensor shall not be obligated, separately or jointly, to any third parties solely by virtue of this Agreement.

9.16 Variations. Whenever the context so requires, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

9.17 Force Majeure.

a. Obligations. If and to the extent that Licensee is prevented or delayed by force majeure (as defined below) from performing any of its obligations under this Agreement and promptly so notifies Licensor, specifying the matters constituting force majeure and specifying the period for which it is estimated that the prevention or delay will continue, then Licensee shall be relieved of liability to Licensor for failure to perform or for delay in performing such obligations during the force majeure. Notwithstanding the foregoing, Licensee shall use its best efforts promptly to become current in, and resume full performance of, all of its obligations under this Agreement. If the delay caused by the force majeure continues for a period of more than ninety (90) days, Licensor may terminate this Agreement by giving not less than thirty (30) days written notice to Licensee; provided, however, that the notice of termination shall be of no effect if Licensee is current in, and resumes full performance of, all of its obligations under this Agreement before the expiry of such thirty (30) day notice period. During the period of a Force Majeure event preventing performance by Licensee, Licensee’s obligation to pay Royalties shall not be reduced, but all payments required hereunder may be deferred until thirty (30) days after the conclusion of such Force Majeure event.

b. Force Majeure Events. For the purpose of this Article 9 “force majeure” means any circumstances not within the reasonable control of Licensee including, without prejudice to the generality of the foregoing, acts of God, strikes, lockouts, shortages of labor or raw materials, industrial disturbance, transportation dislocation, shortage of supply, civil commotion, riot, invasion, war, threat of or preparation for war, fire, explosion, storm, flood, earthquake, subsidence, epidemic or other natural physical disaster.

9.18 Confidentiality. Licensor and Licensee (party or parties) each agree that during the Term of this Agreement, they may receive information regarding the other party’s affairs, which the disclosing party considers confidential (the “Confidential Information”). The parties shall cause their officers, employees, shareholders, directors and agents to preserve and maintain the confidentiality of all Confidential Information under this Section 9.18. Each party receiving such Confidential Information agrees not to disclose it to any third party except to its own employees, auditors, attorneys, lenders, shareholders, directors and agents and only as necessary to perform their duties or to perform such party’s obligations or exercise such party’s rights under this Agreement. Notwithstanding the foregoing, with respect to all financial information of

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Licensee provided to Licensor during the Term of this Agreement pursuant to Section 9.22.3(a)(the “Financial Information”), the parties agree that all Financial Information is confidential and shall be disclosed only to the following officers of Licensor: Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Controller, Treasurer and General Counsel (the “Designated Officers”) and that the Financial Information shall not be disseminated to any other officer, employee, shareholder, director or third party, provided, however, the Licensor’s Designated Officers may present the Financial Information in summary form only, to its Board of Directors, Shareholders and senior lenders. This Section is not applicable to any information which: (a) the receiving party is authorized in writing by the disclosing party to disclose; (b) is already known by the receiving party; (c) is generally known or becomes part of the public domain in the trade through no fault of the receiving party; (d) is independently developed by the receiving party or its agents without any use of the Confidential Information; or (e) is required to be disclosed by law or regulation or by proper order of a court of competent jurisdiction after adequate notice to the disclosing party to seek a protective order, the imposition of which protective order the receiving party agrees to approve and support. The terms of this Agreement are Confidential Information under this Section. Notwithstanding the foregoing, in the event that Licensor has a prospective purchaser for its business and requests that Licensee permit Licensor to disclose any Confidential Information pursuant to a confidentiality agreement, Licensee will not unreasonably withhold such permission. This Section 9.18 shall survive any termination, expiration or rescission of this Agreement.

9.19 Intellectual Property Definition for Bankruptcy. All rights and licenses granted under or pursuant to this Agreement (other than with respect to trademarks) by Licensor to Licensee are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code. The parties agree that Licensee, as the exclusive licensee within the Market of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections of a licensee under the Bankruptcy Code. The parties further agree that in the event of the commencement of a bankruptcy proceeding by or against Licensor under the Bankruptcy Code, Licensee shall be entitled to a complete duplicate of (or complete access to, as appropriate) any all tangible embodiments of such intellectual property, if any, held by Licensor as provided in Section 365(n) of the Bankruptcy Code.

9.20 Bundle of Rights. The parties agree and acknowledge that the license granted herein is directed to exclusive rights within the Market to the entire portfolio of Intellectual Property used on and in connection with the manufacture, marketing, distribution, use and sale of consumer products, and that in the event of a filing by or against Licensor of a proceeding seeking relief under the Bankruptcy Code, the Intellectual Property rights cannot be divided under this Agreement in any such proceeding.

9.21 Transfer Prices. Contrary provisions in this Agreement notwithstanding, Licensor (but no assignee of Licensor in the event of a Licensor Change-of-Control) shall have the option to purchase flatware and dinnerware Products within and without the Market from third-parties other than Licensee; provided, however, in the event Licensor does purchase Products sold by Licensee, the transfer price to be paid by Licensor to Licensee for such Products shall be the lesser of (a) the lowest price charged to Licensee’s other customer(s) for the same Product purchased under similar terms and conditions; or (b) the Licensee’s landed cost

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plus a 40% mark-up. There will be no royalty paid by Licensee on Products sold to Licensor, nor will such sales in any way reduce the Minimum Annual Royalty or the Minimum Annual Other Product Royalty payable to Licensor hereunder. Schedule 9.21 attached hereto and made a part of this Agreement contains further clarifications regarding the mutual agreement of the parties with respect to Licensor’s purchase of Products and Product sales activities in Consumer Direct Channels.

9.22 Condition Precedent and Continuing Covenants.

9.22.1 Condition Precedent – Licensee. Licensee acknowledges and agrees that a condition precedent to Licensor’s entering into this Agreement and Licensor’s grant of the license to Licensee pursuant to Section 2.1 of this Agreement, is that Licensee shall have (among other things) delivered to Licensor, in form and substance satisfactory to Licensor, the financial information contemplated in and required by Section 4.4 of the Purchase Agreement.

9.22.2 Condition Precedent – Licensor. Licensor acknowledges and agrees that as a condition precedent to Licensee’s entering into this Agreement, Licensor shall have executed and delivered to Licensee a Licensor Consent Agreement in favor of Manufacturers and Traders Trust Company (“M&T Bank”) in substantially the form attached to this Agreement as Exhibit D.

9.22.3 Continuing Covenant. Licensee acknowledges and agrees that from and after the Effective Date, and continuing until termination, expiration or rescission of this Agreement, or except as otherwise provided below in this Section 9.22.3,

(a) Licensee shall deliver to Licensor monthly financial reports on or before the thirtieth (30th) day of the immediately following month, which monthly financial reports shall include, but not be limited to, for the month just ended and for the current fiscal year-to-date, income statements, balance sheets, cash flow statements, bank covenant calculations and compliance information in the same form and detail as supplied by Licensee to its senior lender(s). The foregoing information shall be delivered to Licensor for the duration of this Agreement, except that in the event of a Change-of-Control of Licensor, Licensee shall have a right to terminate its delivery of such information to Licensor upon Licensee’s request. Further, Licensor, recognizing the sensitivity of Licensee’s financial information required to be delivered to Licensor by this Section 9.22.3(a), agrees, that if an individual serves as a director on Licensor’s board of directors and such individual is also employed by or serves as a director on the board of directors of a competitor or customer of Licensee or on the board of directors of an affiliate of such competitor or customer, Licensor will provide Licensee with twenty (20) days prior written notice of such individual’s service and will no longer require Licensee to deliver the information required by this Section 9.22.3(a) upon Licensee’s request and, will, upon Licensee’s request, destroy or return any information in Licensor’s possession as a result of Licensee’s compliance with this Section 9.22.3(a) at the time of Licensee’s discontinuance of reporting hereunder.

(b) Licensee shall not solicit for employment, except as expressly permitted below in Section 9.22.3(c), any employee of Licensor without the prior written consent of Licensor. Licensor agrees that so long as Licensee shall be subject to the prohibitions of this Section 9.22.3(b), Licensor shall not solicit for employment any employee of Licensee without the prior written consent of Licensee.

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(c) Licensee shall neither employ, engage as a consultant nor solicit for employment any individual employed in the design, marketing or procurement/quality control departments of Licensor (“Licensor Designated Employees) without the prior written consent of Licensor; provided, however, (i) in the event of a Change-of-Control of Licensor, Licensee may solicit a Licensor Designated Employee beginning the earlier of (y) one (1) year after the Change-of-Control of Licensor and (z) termination of the Licensor Designated Employee by the purchaser or acquirer of Licensor in the Change-of-Control transaction, and (ii) in the event a Licensor Designated Employee’s employment with the Licensor shall terminate for any reason, other than following a Change-of-Control of Licensor, as provided in subsection (i) hereof, Licensee may employ, engage as a consultant or otherwise solicit for employment such Licensor Designated Employee one (1) year from the effective date of such Licensor Designated Employee’s termination of employment with Licensor, without obtaining Licensor’s prior written consent.

9.22.4 Licensor Consent. In connection with Licensee’s refinance or replacement of, or amendment or modification to, the Loan and Security Agreement among Licensee, M&T Bank and certain other entities dated as of August 31, 2009 (and as replaced, amended or modified throughout the term of this Agreement) and upon Licensee’s request, Licensor will execute and deliver to Licensee, in favor of M&T Bank or such other replacement lenders, a Licensor Consent Agreement in the form, non-substantive, non-material changes excepted, executed and delivered by Licensor pursuant to Section 9.22.2 above.

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IN WITNESS WHEREOF, Licensor and Licensee have caused this Agreement to be executed as of the date first above written.

Licensor:	ONEIDA LTD.
a Delaware corporation

	By:	/s/ Andrew G. Church
	Name:	Andrew G. Church
	Title:	Chief Operating Officer and Chief Financial Officer

Licensee:	ROBINSON HOME PRODUCTS, INC.
a New York Corporation

	By:	/s/ Robert B. Skerker
	Name:	Robert B. Skerker
	Title:	Chairman & Chief Executive Officer

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Exhibit A

Other Products

Cookware

Bakeware

Glassware

Hollowware

Stemware

Serve Ware

Storage Accessories

A-1

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Exhibit B

Pre-Existing Licenses

[To be listed by Licensee, as of the date of this Agreement, products licensed and minimums due thereunder, with copies of the Pre-Existing Licenses provided prior to the Closing.

Bradshaw International, Inc.

March 9, 2007/December 31,2014

Cookware, Bakeware,

$18,000,000 Net sales goal for 2009

Greystone Brands Ltd.

March 13, 2008

Kitchen Electrics

$3,550,000 Guaranteed Minimum Royalty for initial term

B-1

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Exhibit C

Product Design and Patent Rights

C-1

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Exhibit D

FORM OF

LICENSOR CONSENT AGREEMENT

(attached)

D-1